Exhibit 10.1

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1	Title number(s) of the property: EGL434767
2	Property: Pharmacy Manufacturing Unit, Britannia Walk N1 7LU
3	Date: 14 December 2018
4

Transferor: Moorfields Eye Hospital National Health Service Foundation Trust

For UK incorporated companies/LLPs

Registered number of company or limited liability partnership including any prefix:

For overseas companies

(a)   Territory of incorporation:

(b)   Registered number in England and Wales including any prefix:

5

Transferee for entry in the register: MeiraGTx UK II Limited

For UK incorporated companies/LLPs

Registered number of company or limited liability partnership including any prefix: 09348737

For overseas companies

(a)   Territory of incorporation:

(b)   Registered number in England and Wales including any prefix:

6	Transferee’s intended address(es) for service for entry in the register: 92 Britannia Walk, London, England, N1 7NQ
7	The transferor transfers the property to the transferee
8

Consideration

☒   The transferor has received from the transferee for the property the following sum (in words and figures): £5,250,000 (five million two hundred and fifty thousand pounds)

☐   The transfer is not for money or anything that has a monetary value

☐   Insert other receipt as appropriate:

9	The transfer or transfers with ☒ full title guarantee ☐ limited title guarantee The covenants for title implied by this title guarantee are varied as set out in panel 11.
10

Declaration of trust. The transferee is more than one person and

☐   they are to hold the property on trust for themselves as joint tenants

☐   they are to hold the property on trust for themselves as tenants in common in equal shares

☐   they are to hold the property on trust:

11	Additional provisions

11.1  The following definitions apply in this transfer:

“LPMPA 1994” mean the Law of Property (Miscellaneous Provisions) Act 1994.

“Lease” means the lease dated 12 October 2001 and made between (1) Islington and Shoreditch Housing Association Limited and (2) Moorfields Eye Hospital NHS Trust.

“Occupational Lease” means the lease dated 2 February 2016 and made between (1) Moorfields Eye Hospital NHS Foundation Trust (2) MeiraGTx Limited and (3) Kadmon Corporation LLC.

“Supplemental Document” means the licence to carry out alterations dated 6 September 2011 made between Islington and Shoreditch Housing Association Limited (1) and Moorfields Eye Hospital NHS Foundation Trust (2).

11.2 The expressions “landlord covenant” and “tenant covenant” have the meaning given to them by the Landlord and Tenant (Covenants) Act 1995.
11.3 Variation of title guarantee
The covenants implied under the LPMPA 1994 are modified so that:
11.3.1 the covenant set out in section 3 of the LPMPA 1994 will extend only to charges or incumbrances created by the Transferor; and

11.3.2  the covenants implied by section 4(1)(b) of the LPMPA 1994 shall be limited so that the Transferor will have no liability under them for the consequences of any breach of the terms of the Lease relating to the physical state or condition of the Property.

11.4 Indemnity covenant

11.4.1  The Transferee covenants with the Transferor by way of indemnity only, on the Transferee’s behalf and on behalf of the Transferee’s successors in title, from the date of this transfer to observe and perform:

11.4.1.1  the charges, encumbrances, covenants and restrictions contained or referred to in the property and charges register of the title above referred to in so far as they are subsisting and capable of taking effect; and

11.4.1.2  the landlord covenants in or implied by the Occupational Lease;

and will keep the Transferor indemnified against all proceedings, costs, claims and expenses arising from any failure to do so.

11.4.2  The Transferee covenants that the Transferee and the Transferee’s successors in title will from the date of this transfer until the end of the term granted by the Lease and any statutory continuation of it pay the rents reserved by the Lease and observe and perform the tenant covenants of the Lease and Supplemental Document and keep the Transferor indemnified against all proceedings, costs, claims and expenses arising because of any failure to do so.

12	Execution Executed as a Deed by Moorfields Eye Hospital National Health Service Foundation Trust whose Corporate common seal was hereunto affixed in the presence of:-
Authorised Signatory: Authorised Signatory:
Executed as a Deed by MeiraGTx UK II Limited acting by [ ], a director, in the presence of:-
Director:
Witness signature: Witness name: Witness address: Witness occupation:

WARNING

If you dishonestly enter information or make a statement that you know is, or might be, untrue or misleading, and intend by doing so to make a gain for yourself or another person, or to cause loss or the risk of loss to another person, you may commit the offence of fraud under section 1 of the Fraud Act 2006, the maximum penalty for which is 10 years’ imprisonment or an unlimited fine, or both.

Failure to complete this form with proper care may result in a loss of protection under the Land Registration Act 2002 if, as a result, a mistake is made in the register.

Under section 66 of the Land Registration Act 2002 most documents (including this form) kept by the registrar relating to an application to the registrar or referred to in the register are open to public inspection and copying. If you believe a document contains prejudicial information, you may apply for that part of the document to be made exempt using Form EX1, under rule 136 of the Land Registration Rules 2003.

© Crown copyright (ref: LR/HO) 04/17

These are the notes referred to on the following official copy

Title Number EGL434767

The electronic official copy of the document follows this message.

This copy may not be the same size as the original.

Please note that this is the only official copy we will issue. We will not issue a paper official copy.

Dated 12 October 2001

ISLINGTON AND SHOREDITCH HOUSING ASSOCIATION LIMITED

- and -

MOORFIELDS EYE HOSPITAL NHS TRUST

LEASE

of

Pharmacy Manufacturing Unit

Britannia Walk

Hackney

London N1

Term	:	125 years
Commencing	:	the date of this Lease
Rent	:	Peppercorn
Premium	:	£1,875,000 plus VAT

100 Fetter Lane

London EC4A 1BN

Tel: 020 7242 1011 Fax: 020 7894 6768

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This official copy is incomplete without the preceding notes page.

Re-Entry	27
Warranty concerning Use	27
Landlord’s Estate	27
Notices	28
Understanding and Representations	28
Concessions to Tenant	28
Suspension of Services	28
Exclusion of liability	29
Disputes between Occupants	29
Sale of Goods	29

7. NEW TENANCY	29

8. EXCLUSION OF CONTRACTORS (RIGHTS OF THIRD PARTIES) ACT 1999	29

9. STAMP DUTY	29

10. CHARITIES ACT 1993	29

11. AGREEMENT FOR LEASE	29

SCHEDULE 1	30
Rights Granted	30

SCHEDULE 2	32
Rights Excepted and Reserved	32

SCHEDULE 3	33
Encumbrances	33

SCHEDULE 4	34

Landlord’s expenses and outgoings and other heads of expenditure in respect of which the Tenant is to pay a contribution by way of service charge	34

SIGNATURE PAGE	36

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PARTICULARS

2001

DATE:	12th October
ISLINGTON AND SHOREDITCH HOUSING ASSOCIATION LIMITED (a company registered by the Housing Corporation No L0457 and an Industrial and Provident Society) No 11614 R whose registered office is at 98 Shepperton Road London N1 3DF
MOORFIELDS EYE HOSPITAL NATIONAL HEALTH SERVICE TRUST of City Road London EC1V 2PD

Premises:

The pharmacy manufacturing unit comprising part of the ground floor of

Block E, the basement and sub-basement levels, the Fresh Air Inlet, the fire escape forming part of Block B and the Service Tower as shown edged red on Plans 3 to 10 and as more specifically defined in Clause 1.2 of this Lease

Contractual Term:	125 years from and including the Term Commencement Date

Term Commencement Date:	the date of this Lease

Rent Commencement Date:	the date of this Lease

Rent:	Peppercorn

Permitted Use:	as a pharmacy manufacturing unit with ancillary offices, loading and storage space or use by any Health Service Body for an healthcare use or such other use as may be approved in writing by the Landlord, such approval not to be unreasonably withheld or delayed

External Decorating Year:	2008 and seven yearly thereafter

Service Charge Contribution:	(i) the percentage of the costs incurred by the Landlord in providing the services set out in Part I of Schedule 4 to the Structure:

Para (i) of Structure = 16%

Para (ii) of Structure = 100%

Para (iii) of Structure as follows:

(a)   100% as to any structural parts of the lower basement and upper basement shown respectively with red edging on Plans 3 and 4 including the lower basement floor slab and the upper basement floor slab but excluding any structural parts within (b) and (c) below;

(b)   53.71% as to the upper basement roof slab forming the roof of the basement immediately below ground level including internal supporting columns and the block and concrete wall enclosure below ground except the party wall between the upper basement and the Landlord’s Car Park;

(c) 50% as to the party wall between the upper basement and the Landlord’s Car Park;

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THIS LEASE is made as a deed on the date and between the parties specified in the Particulars.

1.		INTERPRETATION

	1.1	Particulars

In this Lease the words and expressions contained in the Particulars have the meanings specified in the Particulars but as further defined (if applicable) in Clause 1.2 and elsewhere in this Lease.

	1.2	Definitions

In this Lease (unless the context otherwise requires) the following words and expressions have the following meanings:

		“1954 Act”	the Landlord and Tenant Act 1954;

		“1995 Act”	the Landlord and Tenant (Covenants) Act 1995;

		“Authorised Guarantee Agreement”	an authorised guarantee agreement as defined in section 16 of the 1995 Act;

		“Authorised Guarantor”	any person who enters into an Authorised Guarantee Agreement pursuant to this Lease;

		“Block E”	the ground to fifth floor building shown for identification only shaded yellow on Plan 2 but which for the avoidance of doubt excludes the Service Tower;

		“Common Parts”	those parts of the Landlord’s Estate which are designated by the Landlord in its reasonable discretion for use and capable of use by the Tenant in common with the Landlord and all other tenants and occupiers and those authorised by them shown for the purpose of identification only edged green and hatched green on Pian 2(including (without limitation) the Courtyard) and the area of paving beside Block E shown edged and hatched brown on Plan 5 and the Conduits (other than those Conduits exclusively serving the Premises);

		“Conduits”	sewers drains gutters ducts pipes wires cables watercourses high pressure water mains and other conducting media and also manholes inspection chambers tanks pumps transformer substations and apparatus used in conjunction with them;

		“Courtyard”	the internal courtyard shown edged green on Plan 2;

		“Development Agreement”	An agreement dated 1st September 2001 and made between the parties hereto pursuant to which the Landlord agreed to procure the construction of the Premises, as varied by the Deed of Variation dated 12th October 2001 and also made between the

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Para (iv) of Structure = 19.82%

Para (v) of Structure = 19.82%

Para (vi) of Structure = 100%

(ii) 5% of the costs incurred by the Landlord in providing the services set out in Part II of Schedule 4; and

(iii) 19.82% of the costs incurred by the Landlord in providing the services set out in Part III and IV of Schedule 4

(iv) 19.82% of the costs incurred by the Landlord in providing the services referred to in Sub-Clause 4.2.1.2 to such parts of the Landlord’s Estate as are not part of the Structure and fall outside paragraphs (i) to (iii) inclusive above such percentages being a fair proportion having regard to the Gross Internal Area of the Premises as a proportion of the Gross Internal Area of all the buildings and the Courtyard forming the Landlord’s Estate (or the relevant parts thereof) Provided that the Landlord shall be at liberty fairly reasonably and properly to vary such percentages from time to time in the event that the Gross Internal Area of the Premises as a proportion of the Gross Internal Area of the Landlord’s Estate (including the Courtyard) (or the relevant parts thereof) is altered and in the event of any dispute about the percentage of the Service Charge Contribution the same shall be referred to arbitration or expert determination as the parties shall agree and in default of agreement by arbitration parties hereto;

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“Estimated Service Charge”	The Landlord’s reasonable estimate of the Service Charge which will be payable by the Tenant during the Landlord’s Financial Year;

“Fresh Air Inlet”	the fresh air inlet exclusively serving the Premises shown edged red on Plan 2 including any part or parts above ground level in the Courtyard.

“Gross Internal Area”	the gross internal area as defined by the RICS Code of Measuring Practice as at today’s date;

“Group Company”	a company that is a member of the same group within the meaning of section 42 of the 1954 Act;

“Guarantor”	a person who guarantees any or all of the Tenant’s Obligations in this Lease including an Authorised Guarantor and including any personal representative of them;

“Health Service Body”	a health service body as defined in Section 4(2) of the National Health Service and Community Care Act 1990 and/or any publicly funded body providing services consistent with the Permitted Use;

“Insurance Rent”	the sums payable by the Tenant in accordance with Clause 5;

“Insured Risks”	fire, storm, tempest, lightning, explosion, earthquake (fire and shock) aircraft and articles falling from them except in times of war, riot, civil commotion, malicious damage, impact by road vehicles, flood, burst and overflow of water pipes tanks or apparatus and such other risks as the Landlord may insure against from time to time (subject in each case to such exclusions limitations conditions and excesses as the Landlord from time to time reasonably agrees with the Insurers) but excluding any risk against which the Landlord does not insure because cover is not ordinarily available in the London insurance market or is only available in that market subject to conditions or at a premium which the Landlord considers unacceptable;

“Insurers”	the insurers from time to time of the Premises;

“Interest”	interest at the Interest Rate (both before and after judgment) accruing on a daily basis and compounded with quarterly rests on the Quarter Days;

“Interest Rate”	3% above the base lending rate from time to time of Lloyds TSB plc or such other bank (being a member of the Committee of London and Scottish Bankers) as the Landlord may from time to time nominate in writing or (if base lending rates of banks forming such Committee

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cease to be published or the Committee ceases to exist) such other comparable rate of interest as the Landlord reasonably specifies;

“Landlord’s Car Park”	The car park at basement level immediately adjacent to the Premises at basement level and the access ramp from the public highway at Britannia Walk;

“Landlord’s Estate”	the freehold land at Nile Street Britannia Walk Ebenezer Street and Vestry Street in the London Borough of Hackney shown edged blue on Plan 1 attached to this Lease and registered at HM Land Registry under title number EGL 249920;

“Landlord’s Expenses”	solicitors’ counsels’ surveyors’ and other consultants’ and professionals’ fees and costs bailiffs’ fees including all disbursements;

“Landlord’s Financial Year”	1 April in any year to 31 March in the year following or such other period of twelve months as the Landlord may from time to time decide provided that the first Landlord’s Financial Year shall run from the date hereof to the 31st March in the year next following and the last financial year shall determine upon termination of this Lease;

“Landlord’s Representative”	the Landlord’s Surveyor or any other appropriately qualified person the Landlord from time to time appoints to represent it with regard to this Lease;

“Landlord’s Surveyor”	any suitably qualified person from time to time appointed by the Landlord to carry out surveying and/or management functions relating to the Premises;

“Law”	Act of Parliament, statutory instrument, regulation, byelaw, requirement of a competent authority, statutory body, utility company or authority, common law or regulation, directive or mandatory requirement of the European Union;

“this Lease”	this lease as varied from time to time together with any document which is supplemental to or collateral with or entered into pursuant to it;

“Liability”	all actions proceedings costs claims demands losses expenses and liabilities;

“Loading Bay”	the loading bay shown hatched orange and shaded green on Plan 5

“Normal Business Hours”	8.00 am to 7.00 pm Mondays to Fridays and 8.00 am to 1.00 pm on Saturdays (excluding all public holidays)

“Outgoings”	all present and future rates taxes duties charges assessments impositions and outgoings (whether or not of a capital or non-recurring nature and including any of a novel nature);

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“Plans”	the plans 1 – 10 annexed to this Lease;

“Premises”	means the Premises as defined in the Particulars including:

(i)  the interior fascias of all walls and columns in the lower basement and upper basement and the lower basement floor slab and the upper basement floor/ceiling slab and the ceiling slab forming the roof of the basement (including the part forming the floor of the Courtyard) and of the room at upper and lower basement levels housing the cavity drainage pump and the waste water sump pump referred to in (ix) below and of the fire escape stairwell at upper and lower basement level (but not at ground floor level) forming part of Block B (the upper and lower basement being shown edged red on Plans 3 and 4); and

(ii)  the interior fascias of all walls columns and the floor and ceiling slabs of Block E at ground floor level (the ground floor level being edged red on Plan 5); and

(iii)   the interior fascias of all walls columns of and the floor and ceiling slabs of the Service Tower; and

(iv) the interior fascia of the roof of the flammable waste store at first floor level of the Service Tower; and

(v)   all fixtures and fittings from time to time; and

(vi) any carpets and blinds provided by the Landlord; and

(vii)  all improvements alterations and additions to the Premises and

(viii)  all Conduits which are within or (to the extent within the Landlord’s Estate and which have not been publicly adopted) exclusively serve the Premises; and

(ix) all plant and machinery within or exclusively serving the Premises including without limitation lifts central heating lighting air conditioning fresh air venting systems and the cavity drainage pump under Block B and the waste water sump pump under Block B and the fire alarm and sprinkler systems; and

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(x) all doors windows glass door and window furniture; and

(xi) raised floors; and

(xii) suspended ceilings their means of attachment and voids above them; and

(xiii)  the hoist lift shaft from the lower basement to the first floor of the Service Tower and the stairwell from the lower basement level to ground level shown at ground level shaded yellow and purple respectively on Plan 5; and

(xiv) the Loading Bay and the air space above it from ground to second floor level; and

(xv) all internal non-structural walls and partitioning

and any reference to the Premises includes any part of them (except where the word is used in Clause 3.11)

“Premium”	the sum of £1,875,000 (plus VAT thereon)

“Proportion”	the proportion which the Gross Internal Area of the Premises bears to the Gross Internal Area of the Landlord’s Estate

“President”	the president of the RICS or any person authorised to act on his behalf;

“Quarter Days”	25th March, 24th June, 29th September and 25th December in each calendar year and “Quarter Day” means any one of them;

“Rents”	all sums made payable by Clause 2;

“RICS”	the Royal Institution of Chartered Surveyors or any institution association or other body of which (by reason of amalgamation or otherwise and whether or not retaining a separate identity) the RICS may become a constituent part or which may replace it;

“Service Charge”	a sum representing the Service Charge Contribution of the fair and reasonable expenses and outgoings which the Landlord may incur in respect of the matters set out in Schedule 4 including (without limitation) any VAT payable by the Landlord in respect of such expenses and outgoings insofar as the same is not recoverable by the Landlord as an input tax provided that the Landlord shall not collect or accumulate any sums by way of sinking fund or charge

“Service Tower”	the service tower adjacent to Block E at the ground to fifth floors shown edged red on Plans 5 and 6 and shown edged green on Plans 7-10

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“Structure”

the structure comprises:

(i)  the structural framework structural floors structural walls and external walls of all floor levels and the foundations and roof of Block E including the canopy of the Loading Bay but excluding the Service Tower; and

(ii)  the structural framework and structural walls and floor and external cavity wall abutting the stairwell on the southern elevation of the Courtyard and the flank walls comprising a single skin of blockwork and the cladding of the stairwell walls of the Service Tower including the ventilation louvres and the roof of the flammable waste store at first floor level of the Service Tower; and

(iii)   any structural parts of the lower basement and upper basement shown respectively with red edging on Plans 3 and 4 including the lower basement floor slab, the upper basement floor slab and roof slab forming the roof of the basement immediately below ground level including internal supporting columns and the block and concrete wall enclosure below ground including for the avoidance of doubt the party wall with the Landlord’s Car Park; and

(iv) the Conduits, which serve the Premises jointly with other premises; and

(v)   any plant and machinery serving the Premises jointly with other premises; and

(vi) the structural parts of the Fresh Air Inlet and including the louvres in the flank wall;

but excluding the Premises;

“Tenant’s Default”	a breach by the Tenant of covenant warranty or obligation in this Lease;

“Tenant’s Obligation”	a covenant or obligation of a tenant;

“Term”	the Contractual Term and any period of continuation holding over or extension of it;

“Utilities”	any of foul and surface water drainage air water gas steam electricity communication and other similar services and supplies;

“VAT”	Value Added Tax or any tax or duty of a similar nature substituted for or in addition to it.

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1.3 Miscellaneous

In this Lease:

1.3.1	“Landlord” includes any person from time to time entitled to the immediate reversion to this Lease;

1.3.2	“Tenant” includes the Tenant’s successors in title and assigns and (if an individual) his personal representative;

1.3.3	“Surety” includes (if an individual) his personal representative;

1.3.4	a reference to an Act of Parliament includes all derivative instruments orders regulations and other matters and in each case any re-enactment amendment consolidation or modification from time to time of that Act and any derivative instruments orders regulations or other matters (except in the case of a reference to the Town & Country Planning (Use Classes) Order 1987 and the reference to the Value Added Tax Act 1994 in Clause 3.17.2 which shall be read as amended as at 1 August 2000);

1.3.5	an obligation owed by more than one person is owed by them jointly and severally;

1.3.6	a reference to the Tenant or a Guarantor includes a reference to each person comprising them;

1.3.7	an obligation by the Tenant or the Landlord not to do something includes an obligation not to permit or allow it to be done;

1.3.8	a reference to an act or omission of the Tenant includes an act or omission of any undertenant and any other person deriving title under the Tenant and includes an act or omission of their respective employees and visitors and anyone at the Premises with the express or implied authority of any one or more of them;

1.3.9	a reference to a Clause or to a Schedule is a reference to a Clause or Schedule of this Lease and a reference to a paragraph is a reference to a paragraph of the relevant Schedule of this Lease;

1.3.10	any area or thing shown or marked on the Plans shall be shown or marked for the purpose of identification only;

1.3.11	a reference to the end of the Term is to the end of the Term however it determines;

1.3.12	a consent or approval of the Landlord or the Tenant to be valid must be in writing;

1.3.13	any notice given to the Landlord to be valid must be in writing and must (unless the Landlord specifies otherwise) be given before the event or action to which it relates;

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1.3.14	where the Landlord is not lawfully entitled unreasonably to withhold any licence consent approval or acknowledgement required under the terms of this Lease the Landlord shall not unreasonably withhold or delay the issue of the same nor proffer the same subject to unreasonable conditions;

1.3.15	a right of the Landlord to have access to or entry upon the Premises extends to any superior landlord and any mortgagee of the Building and to anyone properly authorised by the Landlord or any superior landlord or mortgagee and includes a right of entry with workmen equipment and materials;

1.3.16	a right of the Tenant to have access or entry upon any part of the Landlord’s Estate extends to any lawful undertenant or occupier of the Premises and to anyone properly authorised by the Tenant or such undertenant or occupier and includes a right of entry with workmen equipment and materials;

1.3.17	pursuant to the Perpetuities and Accumulations Act 1964 the perpetuity period applicable to this Lease is 80 years from the Term Commencement Date and whenever a future interest is granted it must vest within that period and if it does not it will be void for remoteness;

1.3.18	the table of contents and headings to Clauses, paragraphs and Schedules do not affect the construction of this Lease;

1.3.19	a right granted by the Landlord is granted in common with all other persons entitled to it and/or authorised by the Landlord to exercise it;

1.3.20	a right excepted or reserved to the Landlord is also reserved to any other person entitled to it and/or properly authorised by the Landlord;

1.3.21	where the Landlord is entitled to enter the Premises (whether by virtue of a covenant by the Tenant or rights reserved) it shall only do so on reasonable written notice to the Tenant save where access is required immediately in the event of an emergency in which case the Landlord on giving notice, may break and enter if it reasonably considers it necessary;

1.3.22	nothing entitles the Tenant to enforce any obligation given by anyone to the Landlord;

1.3.23	any works (whether of repair, decoration, alteration or otherwise) that the Landlord or Tenant is permitted or obliged to carry out in accordance with this Lease must be carried out with good quality materials and to a reasonable standard and in accordance with good modern practice;

1.3.24	a Landlord’s Representative may be an employee of the Landlord or a Group Company of the Landlord;

1.3.25	any payment or other consideration to be provided by one party to the other is exclusive of VAT;

1.3.26	any termination of this Lease is without prejudice to any then accrued claims of any party against any other;

1.3.27	a provision of this Lease which is void or unenforceable shall be severed from all other provisions of this Lease and the remaining provisions shall continue to have effect;

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1.3.28	if a provision of this Lease extends beyond the limitations set by any Law or rule of law but if it were not so extended would remain unaffected by the Law or rule of law, the provision is deemed to be varied so as not to extend beyond the limitations;

1.3.29	if any matter is referred to arbitration pursuant to this Lease:

1.3.29.1 it is to be conducted in accordance with the Arbitration Act 1996; and

1.3.29.2  the arbitrator has no power to order a rectification of this Lease or direct that the recoverable costs of the arbitration or any parts of the arbitral proceedings will be limited to a specific amount;

1.3.30	if any matter in this Lease is to be determined by an expert or an arbitrator:

1.3.30.1 he is to be appointed by agreement between the Landlord and the Tenant or at the request and option of either of them is to be nominated by the President;

1.3.30.2  if he dies, delays or declines to act, the President may on the application of either the Landlord or the Tenant discharge him and appoint another to act in his place in the same capacity; and

1.3.30.3  if either the Landlord or the Tenant pays his fees and expenses, it may recover the proportion (if any) the other party was obliged to pay from that other party as a debt recoverable on demand;

1.3.31	“assign” includes “transfer”;

1.3.32	“decorate” includes paint paper and otherwise treat as appropriate and applies to all areas usually or previously painted papered or treated and any requirement to paint is a requirement to paint with at least two coats of good quality paint and “decoration” is interpreted in a similar manner;

1.3.33	any reference to a “fair proportion” is to a fair and reasonable proportion as reasonably and properly determined by the Landlord or a Landlord’s Representative;

1.3.34	“include” “includes” and “including” are deemed to be followed by the words “without limitation”;

1.3.35	“on demand” means within 5 days of written demand;

1.3.36	general words introduced by “other” do not have a restrictive meaning;

1.3.37	“sign” includes notice, display, flagpole, hoarding, aerial, satellite dish and advertisement (whether illuminated or not).

1.3.38	Notwithstanding anything to the contrary in this Lease the Tenant (so long as it is a Health Service Body) shall not be obliged to pay the Rents or any other payment due under this Lease unless it has received a proper invoice for the

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relevant rent or payment at least 30 days beforehand and any such rent or payment shall be deemed not to be due under this Lease until 30 days after receipt by the Tenant of such invoice.

1.3.39	Where a circumstance or condition is stated to be determined by the Landlord or by any other person then the power to determine is to be exercised reasonably and properly unless otherwise stated;

2. DEMISE

2.1  In consideration of the Premium payable by the Tenant to the Landlord on the date hereof subject to the provisions of clause 16.3 of the Development Agreement the Landlord with full title guarantee demises the Premises to the Tenant for the Contractual Term together with (but to the exclusion of all other rights) the rights set out in Schedule 1 except and reserving to the Landlord (but to the exclusion of all other rights) the rights set out in Schedule 2 subject to the provisions contained or referred to in the documents (if any) specified in Schedule 3 yielding and paying to the Landlord by way of rent:

2.1.1 the Rent on the 1st April in each year;

2.1.2 the Insurance Rent payable on demand;

2.1.3 the Service Charge payable at the times and in the manner specified in Clause 3.3

2.1.4 any VAT payable by the Tenant in accordance with Clause 3.17;

2.1.5 any sums payable in accordance with Clause 3.19

3. TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

3.1 Rents

To pay the Rents in accordance with Clause 2;

3.2 Outgoings and Utilities

3.2.1   Promptly to pay all Outgoings at any time charged or assessed on or in respect of the Premises and in the absence of any direct assessment to pay to the Landlord on demand a fair proportion of them;

3.2.2   The obligation in Clause 3.2.1 excludes any taxes payable by the Landlord (other than VAT) on receipt of Rents or which arise from a dealing with the Landlord’s interest in the Premises or any other payment which the Landlord as the person entitled to the reversion on determination of this Lease or as freehold owner is bound by law to pay;

3.2.3 If the Landlord loses rating relief at any time because it has been allowed to the Tenant or anyone else to make good the loss to the Landlord on demand;

3.2.4 To pay the suppliers for and indemnify the Landlord against all charges for Utilities supplied to the Premises and to pay all equipment rents for equipment which exclusively serve the Premises;

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3.2.5 To comply with the requirements and regulations of any company or authority supplying Utilities to the Premises;

3.3 Service Charge

3.3.1 The Landlord will notify the Tenant before or during any Service Charge Period of the Estimated Service Charge payable by the Tenant during that Service Charge Period

3.3.2   The Tenant shall pay on account of the Service Charge for each Landlord’s Financial Year the Estimated Service Charge by four equal quarterly instalments on the Quarter Days PROVIDED that in the event the Landlord’s Financial Year shall not comprise a full calendar year the Landlord shall make such adjustments to the foregoing arrangements as are reasonably required in order to ensure that the Tenant shall not pay more than the Estimated Service Charge in respect of the relevant Landlord’s Financial Year.

3.3.3   The Landlord shall as soon as practicable after the expiry of the Landlord’s Financial Year serve on the Tenant a notice containing a summary of the Landlord’s expenses and outgoings and a statement of the amount of the Service Charge for such year

3.3.4   An amount equal to the difference between the Service Charge for the relevant Landlord’s Financial Year and all payments made on account of the Service Charge by the Tenant for that year shall be paid by the Tenant to the Landlord within fourteen days of the service of the notice referred to in Clause 3.3.3 or allowed by the Landlord to the Tenant against the payment or payments on account of the Service Charge due from the Tenant next following the service of such notice

3.3.5   Any omission by the Landlord to include in any summary of the Landlord’s said expenses and outgoings for any Landlord’s Financial Year or in the statement of the amount of the Service Charge for any such year a sum expended or a liability incurred in that year shall not preclude the Landlord from including such sums or the amount of such liability in any subsequent Landlord’s Financial Year.

3.3.6   If at any time during the Landlord’s Financial Year the Landlord shall reasonably consider it necessary to incur any expenses in complying with the obligations of the Landlord contained in Clause 4 or in respect of the other matters mentioned in Schedule 4 for which no adequate provision shall have been made in calculating the payments on account of the Service Charge the Landlord may require the Tenant at any time to pay to the Landlord within twenty one days the Service Charge Contribution of the amount of the deficit

3.4 Repair

3.4.1   To keep such part or parts of the Premises in good and substantial repair and condition as are not the Landlord’s obligation to repair and maintain pursuant to Clause 4 including for the avoidance of doubt the cavity drainage pump and the waste water sump pump under Block B;

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3.4.2	The obligation in Clause 3.4.1 includes an obligation to renew and rebuild when necessary;

3.4.3

Subject to Clause 3.8.10 to replace and renew any Landlord’s fixtures and fittings (including carpets and other floor-coverings) in or forming part of the Premises which are or become missing broken damaged stained or destroyed and which are not the Landlord’s obligation to repair and maintain pursuant to Clause 4 with new ones of equivalent quality to the reasonable satisfaction of the Landlord;

3.4.4

Damage by Insured Risks is excepted from the obligations in this Clause 3.4 save to the extent that any insurance money is irrecoverable by reason of a Tenant’s Default and the Tenant has not paid such unrecoverable monies to the Landlord;

3.5	Decoration and Upkeep

3.5.1

In each External Decorating Year and also in the last six months before the end of the Term (but not so as to require decoration more than once in any period of 24 months) to decorate the exterior of those parts of the Premises which are above ground and which are normally decorated; and which are not the Landlord’s obligation to repair and maintain pursuant to Clause 4;

3.5.2	In the last six months before the end of the Term all decoration must be in such colours and with such materials as the Landlord may reasonably require;

3.5.3	To keep the Premises clean and tidy;

3.5.4	To clean the inside and outside of the windows of the Premises when required;

3.5.5	To replace immediately all broken or damaged glass in or forming part of the Premises with glass of similar tint and specification;

3.5.6	To cause all gas electric hydraulic and other mechanical installations and equipment forming part of the Premises to be used and maintained in a reasonable manner;

3.5.7	To carry out all works of repair and cleaning of the Premises in a reasonable manner;

3.6	Yield Up

3.6.1	By the end of the Term (and subject to Clause 3.8.10):

3.6.1.1

to remove from the Premises all signs (other than those installed by or on behalf of the Landlord) and all tenant’s fixtures and fittings furniture and effects and to make good to the Landlord’s reasonable satisfaction all damage caused by the removal;

3.6.1.2

unless otherwise required by the Landlord in writing, to re-instate and restore the Premises to their state and condition prior to the carrying out of any works or alterations to the Premises during the Term;

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3.6.1.3	to hand over to the Landlord any health and safety files and maintenance records relating to the Premises;

3.6.2	At the end of the Term to yield up the Premises to the Landlord with vacant possession and in compliance with all the Tenant’s Obligations in this Lease;

3.7	Rights of Entry and to Ensure Repair

3.7.1

To permit the Landlord to enter the Premises to carry out its obligations under this Lease and to exercise any rights excepted and reserved in this Lease in accordance with the provisions of Schedule 2;

3.7.2

To commence all works which are a Tenant’s Obligation in this Lease within one month (or sooner if necessary) after service of notice by the Landlord requiring them to be carried out and to complete the works and to remedy any Tenant’s Default specified in a notice given by the Landlord as quickly as reasonably practicable;

3.7.3

If the Tenant does not complete such works and remedy any specified Tenant’s Default within a reasonable period after service of such notice to permit the Landlord (without prejudice to its rights of re-entry contained in this Lease) to enter the Premises to carry out any uncompleted works and to do anything to remedy the Tenant’s Default and the Tenant will reimburse the Landlord on demand the cost of doing so (including all Landlord’s Expenses);

3.7.4

To give immediate written notice to the Landlord on becoming aware of any defects in the Premises which may give rise to a liability or duty on the Landlord under any Law and to allow the Landlord to display any notice on the Premises it may require in relation to those defects;

3.8	Alterations

3.8.1	Not to make any alterations or additions to the Premises unless allowed by the following parts of this Clause 3.8;

3.8.2

Not to make any structural alterations or additions to the Premises or to make any changes to the external appearance of the Premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed)

3.8.3	The Landlord’s consent shall not be required for any internal non-structural alteration to the Premises;

3.8.4

Not to carry out any alteration or addition which hinders reasonable access to a Conduit or a fire exit PROVIDED that where reasonable to do so the Tenant may reroute any Conduit provided that reasonable access to such Conduit and fire exit is maintained;

3.8.5

To supply to the Landlord all plans and specifications the Landlord may reasonably require to identify any proposed works and to carry out all works only in accordance with such approved plans and specifications and to the reasonable satisfaction of the Landlord;

3.8.6	After commencing any permitted works of alteration to complete them by the earliest of;

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3.8.6.1	a date which is a reasonable period after they have been commenced;

3.8.6.2	the end of the Term;

3.8.7	Any consent for alterations may be on such conditions and on such terms as the Landlord may reasonably require;

3.8.8	Not to carry out any alteration except by a reputable contractor;

3.8.9

Not to alter any electrical wiring in the Premises except in accordance with the recommendations of the Institute of Electrical Engineers or any other appropriate body reasonably specified by the Landlord;

3.8.10

The Tenant shall be entitled to remove any alterations or additions or works to the Premises carried out during the Term by or on behalf of the Tenant (including for the avoidance of doubt such works or parts as may have become part of the Premises or the Landlord’s fixtures and fittings) subject to making good to the Landlord’s reasonable satisfaction all damage caused by their removal

3.8.11

Not to affix any additions fixtures or fittings or plant or machinery to or make any alterations to or which might adversely affect the Structure without first obtaining the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed)

3.9	Signs

3.9.1	Unless permitted by Schedule 1 not to exhibit or erect any sign which is visible from outside the Premises;

3.9.2

To permit the Landlord to fix and retain upon any part of the outside of the Premises (but so as not to obscure the windows thereof or interfere with the Tenant’s use thereof) a sign (during the last six months of the Term) for the reletting of the Premises and (at any time) for the sale of the Premises and to permit the Landlord to show the Premises to prospective tenants, mortgagees and purchasers or their agents at reasonable times by prior appointment;

3.9.3	Not to erect a sign identifying the name of the building forming Block E of which the Premises forms part other than with a name selected and designated by the Landlord.

3.10	Use

3.10.1	Not to use the Premises other than for the Permitted Use;

3.10.2	To ensure at all times the safe handling and storage of chemicals radio active and other like materials

3.10.3

Not to do anything which causes a nuisance annoyance disturbance or inconvenience loss or damage to the Landlord or any other person PROVIDED that the use of the Premises for the Permitted Use in a reasonable manner so as not to cause an unlawful nuisance to the Landlord or other tenants and occupiers of the Landlord’s Estate shall not be a breach of this covenant

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PROVIDED FURTHER that if any complaint is made by the Landlord or any other tenant of the Landlord’s Estate the Tenant will investigate such complaint and if substantiated and it is reasonable to do so will diligently and expeditiously take all reasonable steps to rectify, mitigate and resolve the source of the complaint

3.10.4	Not to leave the Premises unoccupied for more than one month without first giving notice to the Landlord;

3.10.5	Not knowingly to allow any encroachment or new easement to be made on or against the Premises;

3.10.6	Not to give any acknowledgement that an easement or right benefiting the Premises is enjoyed by consent or otherwise;

3.10.7	Not to stop-up darken or obstruct any window light or way belonging to the Premises;

3.10.8	To give immediate notice to the Landlord on becoming aware of:

3.10.8.1	an encroachment on or circumstance which might result in the acquisition of an easement or other right over the Premises; or

3.10.8.2	the obstruction of a right of which the Premises has the benefit;

and to take or join in such proceedings or take such other steps as the Landlord may reasonably require in connection with the same at the cost of the Landlord;

3.10.9	To observe and perform the regulations set out in Clause 3.20

3.11	Alienation

3.11.1	In this Clause 3.11 the following words and expressions have the following meanings:

3.11.1.1	“Permitted Underlease”: an underlease of the whole or any part of the Premises which fulfils all of the following criteria:

3.11.1.1.1

its yearly rent is not less than the open market rental value (without taking a fine or premium or other valuable consideration) reasonably obtainable for the premises underlet at the time of the grant and is subject to rent review to the open market rental value at intervals of not more than five years;

3.11.1.1.2	its rent is not commuted or payable for more than one quarter in advance;

3.11.1.1.3	no fine or premium is reserved or taken;

3.11.1.1.4	it contains covenants by the undertenant:

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(a)	not to assign or charge any part of the premises underlet as distinct from the whole;

(b)

(in the case of an underlease of a part of the Premises) not to sub-underlet any part of the premises underlet as distinct from the whole nor part with or share the occupation of the whole or any part of the premises underlet except by way of an assignment or charge of the whole;

(c)	not to assign or charge the whole of the premises underlet without first obtaining the Landlord’s consent (which is not to be unreasonably withheld); and

(d)	otherwise consistent with the Tenant’s Obligations in this Lease;

3.11.1.1.5	its form is approved by the Landlord prior to its grant (but the approval will not be unreasonably withheld);

3.11.1.2	“Relevant Conditions”: any one or more of the following which the Landlord stipulates:

3.11.1.2.1

the Tenant’s solicitors undertake to pay all reasonable Landlord’s Expenses which will be incurred by the Landlord in connection with the proposed assignment, whether or not the assignment is completed (save where the Landlord’s consent to the proposed assignment is unreasonably withheld); and

3.11.1.2.2

the proposed assignee covenants by deed with the Landlord that as from and including the date of the assignment the assignee will pay the rents and observe and perform the Tenant’s Obligations in this Lease until released from so doing by Law (the form of the deed to be prepared by or on behalf of the Landlord); and

3.11.1.2.3	the assignment must be completed and a certified copy of it given to the Landlord within 2 months of the Landlord’s consent being given; and

3.11.1.2.4

before the assignment is completed, no material change in circumstances occurs, which is notified by the Landlord to the Tenant which would enable the Landlord to withhold consent to the assignment if a fresh application were then made; and

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3.11.1.2.5	any consent required from a mortgagee or superior landlord is first obtained and any lawfully imposed conditions of that consent have been satisfied;

3.11.2	The Tenant will not part with or share possession or occupation of the whole or any part or parts of the Premises unless allowed by this Clause 3.11;

3.11.3	The Tenant will not:

3.11.3.1	hold the whole or any part of the Premises on trust for another;

3.11.3.2	assign or charge any part of the Premises as opposed to the whole;

3.11.4

The Tenant and any undertenant may (so long as it is a Health Service Body) assign the whole of the Premises or underlet the whole or any part of the Premises by a Permitted Underlease to a Health Service Body without the Landlord’s consent

3.11.5

The Tenant and any undertenant may (so long as it is a Health Service Body) share occupation of the Premises with another Health Service Body without the Landlord’s consent provided that no security of tenure is thereby granted

3.11.6	The Tenant may assign the whole of the Premises other than to a Health Service Body PROVIDED THAT the following conditions are first complied with:

3.11.6.1	it obtains the Landlord’s consent (which will not be unreasonably withheld or delayed); and

3.11.6.2	it complies with the Relevant Conditions which are conditions specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927;

3.11.7	The Tenant may underlet the whole or any part of the Premises other than to a Health Service Body only:

3.11.7.1	by a Permitted Underlease; and

3.11.7.2	with the Landlord’s consent (which will not be unreasonably withheld or delayed); and

3.11.7.3

provided that if the Landlord so requires the undertenant first executes a deed (in such form as the Landlord may reasonably require) containing a direct covenant with the Landlord to perform and observe the obligations on the part of the tenant in the underlease;

3.11.8

For the purposes of the Landlord’s consent in Clause 3.11.7.2, it is reasonable (but not by way of limitation) for the Landlord to stipulate as a condition of giving that consent that it may be revoked if:

3.11.8.1

after the consent but before the grant of the underlease a material change in circumstances occurs, which is notified by the Landlord to the Tenant which would enable the Landlord to withhold its consent if a fresh application were then made; or

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3.11.8.2	the underlease is not completed and a certified copy of it given to the Landlord within 2 months of the consent;

3.11.9	Once an underlease is granted the Tenant will:

3.11.9.1

not without the prior consent of the Landlord vary or waive the terms of or accept any surrender of the underlease (except for a surrender of the whole with the Landlord’s consent which will not be unreasonably withheld or delayed);

3.11.9.2	take all reasonable steps to enforce the obligations of the parties to the underlease including (if the Landlord requires) exercising any right of re-entry;

3.11.9.3	not knowingly permit any breach of any Tenant’s Obligation in the underlease;

3.11.10

The Tenant will on written request at any time by the Landlord give to the Landlord in writing the full names and addresses of everyone in occupation of the Premises together with the area occupied and a certified copy of all documents permitting the occupation or (if none) a written memorandum of any relevant agreement;

3.11.11	The Tenant will reply to any notice served under section 40 of the 1954 Act by or on behalf of the Landlord within the time prescribed by the 1954 Act;

3.11.12

The Tenant will not unreasonably withhold its consent to any request by the Landlord or any predecessor to be released from its obligations in this Lease after it has transferred its interest in the Premises

3.12	Registration

Within one month after any disposition affecting the Premises to send to the Landlord’s solicitors a certified copy of the document evidencing it and to pay such registration fee as the Landlord may reasonably require (being not less than £25 plus VAT) in respect of each such document;

3.13	Notices

Within 7 days (or sooner if necessary) of receipt to produce to the Landlord a certified copy of any notice order permission or proposal given issued or made to or on the Tenant in respect of the Premises by any competent authority pursuant to an Act of Parliament affecting the Premises or their use and at the request of the Landlord to make or join with the Landlord in making such objections or representations in respect of it as the Landlord may reasonably require

3.14	Laws

3.14.1	Not to breach any Law that applies to the Premises;

3.14.2	To comply with all Laws which at any time affect the Premises and/or their use and/or the employment of people in them;

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3.14.3	To supply to the Landlord on reasonable request from time to time a copy of the current fire certificate for the Premises and thereafter any amendments or endorsements thereto

3.15	Planning and Environmental

3.15.1

In this Clause 3.15 “Planning Acts” means the Acts of Parliament defined as the “consolidating Acts” in section 1(1) of the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any other Laws from time to time in force relating to town and country planning;

3.15.2	To comply with the Planning Acts;

3.15.3	Not to make any application under the Planning Acts without the Landlord’s consent which shall not be unreasonably withheld or delayed;

3.15.4

To supply the Landlord with a copy of any application made or permission granted under the Planning Acts as soon as it is made with copies of any plans or drawings relating to it and to keep the Landlord informed of the progress of the application and its result;

3.15.5	Not to commence any development permitted under the Planning Acts without the Landlord’s consent which shall not be unreasonably withheld or delayed;

3.15.6	Not to enter into any agreement or obligation or serve any purchase notice under the Planning Acts without the Landlord’s consent which shall not be unreasonably withheld or delayed;

3.15.7

If the Landlord reasonably so requires, before the end of the Term to complete any works authorised under the Planning Acts which were commenced but not finished by the Tenant or any undertenant or anyone on their behalf;

3.15.8

Not to permit any substance which causes or might cause harm to human health or the environment or which affects the Landlord’s Estate or neighbouring property to be brought onto the Premises or to pass through any Conduits in or serving the Premises provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with the covenants on the part of the Tenant contained in Clause 3.10.2 and Clause 3.20 shall not be a breach of this covenant

3.16	Landlord’s Expenses

3.16.1	To pay to the Landlord on demand all reasonable Landlord’s Expenses reasonably and properly incurred charged or payable by the Landlord in connection with the following:

3.16.1.1	an application for consent or approval under this Lease unless such consent licence or approval is unreasonably withheld or is proffered subject to unreasonable conditions;

3.16.1.2	obtaining any necessary superior landlord’s and/or mortgagee’s consent arising from an application by the Tenant;

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3.16.1.3	supervising any works carried out by or on behalf of the Tenant;

3.16.2	To pay to the Landlord on demand on an indemnity basis all Landlord’s Expenses properly incurred charged or payable by the Landlord in connection with or in contemplation of any of the following:

3.16.2.1

a notice under sections 146 or 147 of the Law of Property Act 1925 and/or the Leasehold Property (Repairs) Act 1938 and/or any proceedings pursuant to such notice (whether or not forfeiture is avoided otherwise than by relief granted by a competent court);

3.16.2.2	a Tenant’s Default;

3.16.2.3

a Schedule of dilapidations whenever it is served which relates to failure to repair, decorate, carry out works and/or remove works during or at the end of the Term (provided that no such Schedule shall be prepared more than 6 months after the end of the Term);

3.16.2.4	supervising any works to remedy a Tenant’s Default;

3.17	VAT

3.17.1

To pay any VAT chargeable on any payment or other consideration due under or in connection with this Lease on the later of the date that the payment or other consideration is due and delivery of a valid VAT invoice to the payer;

3.17.2

In every case where the Tenant has agreed to pay or indemnify the Landlord against any payment made by the Landlord under the terms of or in connection with this Lease the Tenant will also reimburse any VAT paid by the Landlord on that payment insofar as the same is not recoverable by the Landlord as input tax;

3.17.3

In the event that the identity of the Tenant or its use of the Premises shall cause any Landlord’s election to waive exemption from VAT in respect of the Premises to be disapplied under paragraph 2 (2) and 2 (3AA) of Schedule 10 of the Value Added Act 1994 to pay to the Landlord on demand any repayment of VAT due and paid to Customs & Excise and any irrecoverable input VAT incurred by the Landlord in respect of the Premises as a result of such disapplication

3.18	Indemnity

To indemnify the Landlord against Liability arising directly or indirectly from a Tenant’s Default

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3.19	Interest

If any Rents or other sums due under this Lease are unpaid for a period of more than 14 days to pay to the Landlord on demand Interest on them from and including the due date until payment;

3.20	Regulations

3.20.1	Not to deposit any rubbish in the Premises other than in proper receptacles and to ensure that they are regularly emptied;

3.20.2	Not to overload the Premises or damage overload or obstruct any Conduits plant machinery or equipment in or serving them;

3.20.3	Not to use the Premises for any illegal purpose nor allow anyone to reside or sleep at the Premises or to gamble or bet in them;

3.20.4

Not to use the Premises for any noisy offensive or dangerous purpose provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with Clause 3.10.2 shall not be a breach of this Clause 3.20.4;

3.20.5	Not to hold on the Premises a political meeting public show spectacle or sale by auction;

3.20.6	To exercise the rights in Schedule 1 strictly in accordance with the provisions of that Schedule;

3.20.7	To ensure that the Landlord and the local police have written notice of the name address and home telephone number of at least two keyholders of the Premises;

3.20.8

Not to allow in the Premises any machinery or equipment which is not appropriate for the Permitted Use or which causes noise or vibration provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with Clause 3.10.2 shall not be a breach of this Clause 3.20.8

3.20.9	Not to play any music in the Premises which can be heard outside them;

3.20.10	Not to allow any animals to be in the Premises;

3.20.11	To use all lifts in the Premises in accordance with their design capacities and operators’ instructions;

3.20.12

Without avoidable delay to give notice to the Landlord of any right to be granted by or to the Tenant pursuant to the Telecommunications Act 1984 with full details of any works to be carried out as a result of the grant of that right and (unless approved by the Landlord under any other provision of this Lease) at the cost of the Landlord to withhold any agreement to the right or works for so long as the Tenant is reasonably able to do so or until the Landlord otherwise reasonably stipulates;

3.20.13	To comply with such reasonable regulations as the Landlord may from time to time prescribe for the conduct and/or management of the Common Parts;

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3.20.14

Not to park load or unload vehicles except in the Loading Bay and not to load or unload any vehicles other than during Normal Business Hours PROVIDED THAT the Tenant will use all reasonable endeavours to ensure that loading unloading and deliveries take place before 6.00 pm on Mondays to Fridays and not all at the weekends except between the hours of 8.00am – 1.00pm on Saturdays

3.21	Encumbrances

To comply with all covenants and other matters affecting the Premises set out in the documents (if any) in Schedule 3.

3.22	Clinical and other Waste

To store remove and procure the disposal of all clinical commercial and other waste safely and in accordance with Law

4.	LANDLORD’S COVENANT

The Landlord covenants with the Trust:-

4.1	Quiet Enjoyment

that the Landlord will allow the Tenant peaceably and quietly to use and enjoy the Premises without lawful interference by the Landlord or anyone who derives title from the Landlord or any person lawfully claiming through under or in trust for the Landlord or by title paramount.

4.2	To provide services

4.2.1	To:

4.2.1.1	provide the services set out in Parts I, II, III and paragraphs 2, 3, 4 and 5 of Part IV of Schedule 4; and

4.2.1.2	repair maintain replace and where necessary renew to a reasonable standard such parts of the Landlord’s Estate as are reasonably necessary to keep the Premises wind and watertight

4.2.2

The Landlord shall not be in breach of this Clause 4.2 to the extent that the Landlord shall be prevented by any causes beyond the Landlord’s reasonable control in carrying out such obligations provided that:

4.2.2.1	such cause or circumstances could not reasonably have been prevented or shortened by the Landlord; and

4.2.2.2	the Landlord uses reasonable endeavours to overcome such causes or circumstances as soon as reasonably practicable

4.2.3

In the event that the Landlord shall be in breach of any of its obligations in this Clause 4.2 and shall not have commenced to remedy such breach within a reasonable period of notice in writing to the Landlord to do so or shall not have completed such remedial works within a reasonable time of such notice (having regard to the nature of the repairs or renewals required) the Tenant may having

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first given notice of its intention to do so and having complied with all reasonable requirements of the Landlord as to security of the Landlord’s Estate working hours and working practices as are notified to the Tenant in writing within five working days of such notice carry out the relevant works itself in a reasonable manner and the Tenant shall make good any damage caused to the Landlord’s Estate by the person exercising this right and shall cause as little damage disturbance and interference as reasonably practicable to the Landlord’s Estate and to the other tenants and occupiers of the Landlord’s Estate and shall indemnify the Landlord in respect of all actions proceedings costs claims and demands and any liability arising in any way directly or indirectly out of any negligence of the Tenant its contractors agents or licensees in carrying out the said remedial works and the Landlord covenants to pay all costs and expenses properly incurred by the Tenant in carrying out the said remedial works in a good and workmanlike manner including making good any damage caused to the Landlord’s Estate and all reasonable incidental costs PROVIDED THAT whilst Islington and Shoreditch Housing Association Limited or any statutory successor in title to it or any other Registered Social Landlord with whom it merges its undertaking remains the Landlord the Tenant shall not have any such right of entry onto the Landlord’s Estate

4.3	Leases of other parts of the Landlord’s Estate

Not to grant long leases of the remaining part of Block E and Blocks B, C, D, F and G other than on similar terms (except as to Rents) as this Lease except leases of individual residential units and at the reasonable request and cost of the Tenant to enforce the covenants on the part of the tenants of the lease of the remaining part of Block E and such Blocks as aforementioned.

4.4	Alterations

4.4.1.1

Not without the written consent of the Tenant to carry out any works or alterations to the Landlord’s Estate (including the structure) where such alterations will reduce the loadbearing capacity of the Premises and the Structure and not to carry out any works or alterations which would adversely materially affect wind and watertightness of the Structure or the Premises

4.4.1.2

Not to carry out any works or alterations or do anything to the Landlord’s Estate (including the Structure) which would materially adversely affect the prevention of the transmission of noise and vibration from the Premises to the Landlord’s Estate or elsewhere, or result in the Premises falling below compliance with BS8102 as at today’s date

4.4.2	Not without the written consent of the Tenant to build or erect any structure:

4.4.2.1	exceeding one (1) metre in height within five (5) metres of the southern flank wall of the ground floor of Block E facing the Courtyard as shown hatched brown on Plan 2;

4.4.2.2	within two (2) metres of the louvres of the Fresh Air Inlet

4.4.2.3	in or on the part of the air space above that part of the Loading Bay shown coloured green on Plan 5 up from second floor level to fifth floor level in front of the Service Tower fronting Nile Street;

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4.4.2.4

exceeding one (1) metre in height in front of the windows at ground floor level of Block E on the pavement area fronting Britannia Walk shown hatched brown on Plan 5 other than the columns supporting the upper structure

PROVIDED that the Landlord shall not be in breach of its covenant if

(a)	the item or structure neither obstructs or restricts the free flow of light and air to and from the Premises (including without limitation the right contained in paragraph 9 of Schedule 1) or

(b)

is temporary for the purposes of carrying works of repair maintenance or renewal to the Landlord’s Estate but only to the extent that such works cannot reasonably be carried out without erecting such a structure and the Landlord shall use all reasonable endeavours to minimise any inconvenience or disturbance to the Premises and the occupiers thereof and the use and enjoyment of the Premises by the Tenant for the Permitted Use shall not be materially adversely affected thereby

4.5	Enforcing tenant’s covenants

If reasonably requested to do so by the Tenant and at the Tenant’s expense to take all steps deemed reasonably expedient by the Landlord in its reasonable discretion to enforce covenants and conditions on the part of other tenants in respect of the Landlord’s Estate and in complying with or making representations against or otherwise contesting the incidence of the provisions of any legislation or instrument regulation notice or requirement deriving validity therefrom relating to or alleged to relate to the Landlord’s Estate and directly relating to the Premises

5.	INSURANCE PROVISIONS

5.1

In this Clause “Full Reinstatement Cost” is the amount determined by the Landlord from time to time as representing the cost (including shoring-up demolition and site clearance, professional fees and expenses, the cost of any works required by Law and all applicable VAT) and a due allowance for cost increases over the likely remaining period which would be likely to be incurred in reinstating the Premises (excluding any Tenant’s fixtures and fittings which the Tenant has not expressly requested the Landlord to insure) at the time when reinstatement is likely in the Landlord’s opinion to take place.

5.2	The Landlord covenants with the Tenant that it will:

5.2.1	insure the Landlord’s Estate of which the Premises form part against loss or damage by the insured Risks in their Full Reinstatement Cost;

5.2.2

on written request (but not more than once in each calendar year) and on payment of its reasonable costs in so doing to produce to the Tenant reasonable evidence from the Insurers of the terms and existence of any policy of insurance it maintains for the Premises and evidence that the most recent premium has been paid;

5.2.3	notify the Tenant of any material change in the risks covered by the policy or the conditions of the policy which would affect the use and occupation by the Tenant of the Premises;

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5.2.4	procure that the Tenant’s interest is noted on any insurance policy of the Landlord’s Estate.

5.3	The Landlord may insure through such competent agency as it from time to time decides.

5.4	Any insurance policy may be subject to such normal and standard excesses, exclusions, limitations and conditions as .the Landlord agrees acting reasonably with the Insurers.

5.5	If:

5.5.1	the Premises or any areas of the Landlord’s Estate over which the Premises enjoy any rights are destroyed or damaged by an Insured Risk; and

5.5.2	any insurance monies withheld due to a Tenant’s Default have been paid by the Tenant to the Landlord; and

5.5.3	the Landlord obtains all necessary planning and other permissions consents licences and approvals to re-build or reinstate; and

5.5.4	labour and materials are readily available;

then the Landlord will lay out within twelve months (subject to receipt of all requisite consents which the Landlord will use all reasonable endeavours to obtain) the net proceeds it receives from any relevant insurance policy in either reinstating the Premises the relevant parts of the Landlord’s Estate or replacing them with reasonably comparable but not identical premises (with the exception of any tenant’s fixtures fittings alterations or additions where the Insurers have not accepted the risk) and the Landlord shall make up any shortfall out of its own monies.

5.6	The Tenant covenants with the Landlord:

5.6.1

to pay to the Landlord on demand after receipt of adequate and sufficient breakdown and details of the policy from time to time a sum (duly apportioned if applicable if it relates to any period before or after the Term) equal to the gross cost of insuring the Premises against the Insured Risks in their Full Reinstatement Cost and against liabilities of the Landlord in respect of property owners’ and third party risks and if the Premises are insured with other premises then to pay a fair proportion of such cost;

5.6.2

to pay to the Landlord on demand from time to time a fair proportion of the reasonable cost of any valuations of the Premises for insurance purposes. Provided That such valuations are not undertaken more than once every three years;

5.6.3	if the payment of any insurance monies is refused due to a Tenant’s Default to pay on demand to the Landlord the amount refused;

5.6.4	not to effect insurance of the Premises against any Insured Risk save to the extent that the Landlord shall not have insured the Premises or any part thereof;

5.6.5

if an excess (in normal form) in an insurance policy relating to the Premises becomes applicable to pay on demand to the Landlord the whole (or if applicable a fair proportion) of the amount of the excess;

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5.6.6

to apply all monies it receives from any insurance policy for the Premises or items in or attached to the Premises in making good the relevant loss or damage PROVIDED THAT the Tenant shall not be obliged to reinstate any alterations or additions carried out by or on behalf of the Tenant or any person deriving title under it (including for the avoidance of doubt such works or part as may have become part of the Premises);

5.6.7	not to cause any policy of insurance relating to the Premises to become void or voidable PROVIDED THAT:

5.6.7.1	the Landlord shall supply copies or sufficient extracts of the policies of insurance on request by the Tenant; and

5.6.7.2

the Tenant shall supply a copy of its public liability insurance cover in such amount as the Landlord shall reasonably require (subject to such insurance being available on reasonable terms in the London insurance market at a reasonable premium and subject to such excesses exclusions and conditions as are required by the insurers) and in the event of any breach of this covenant by the Tenant the same shall be deemed a Tenant’s Default SAVE that the obligations in this paragraph 5.6.7.2 shall not apply to any Tenant which is a Health Service Body

5.6.8	to pay any increased premium for any policy of insurance relating to the Premises arising solely from the Tenant’s use of the Premises in accordance with the Permitted Use]

5.6.9	to comply with the Insurers’ requirements notified to the Tenant and those of any competent authority notified to the Tenant regarding the Premises or use of them;

5.6.10

not to allow any dangerous or inflammable materials to be at the Premises provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with the covenants on the part of the Tenant contained in Clause 3.10.2 and Clause 3.20 shall not be in a breach of this covenant

5.6.11	once it becomes aware to give immediate notice to the Landlord of any event or circumstance which may lead to or affect an insurance claim.

5.7

If the Premises are destroyed or so substantially damaged that the Landlord reasonably believes at any time thereafter it will not be able to substantially rebuild or reinstate for any reason (notwithstanding that the Landlord shall use reasonable endeavours to rebuild or reinstate):

5.7.1	the Landlord shall forthwith serve notice on the Tenant and

5.7.2	either party may subsequently determine this Lease by not less than one month’s written notice to the other such notice to be served within 12 months of the date of damage or destruction

5.8

If the Premises are destroyed or substantially damaged and shall not have been substantially rebuilt or reinstated by a date three years after the date of damage or destruction either party may within one month after such date serve on the other written notice of determination of this Lease and the Lease shall be determined with immediate effect

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5.9

Determination of the Lease pursuant to Clause 5.7 or 5.8 shall be without prejudice to the antecedent rights either party may have against the other and the Landlord and Tenant shall be entitled to the insurance monies in proportion to their respective interests in the Premises under this Lease (it being assumed for the purpose of such valuation that the Premises have not been damaged or destroyed or otherwise affected by the Insured Risks and that the Lease remains and will continue for the Term hereby granted in full force and effect as will the reversionary interest of the Landlord) and in the event of any dispute as to the amount or proportion of insurance monies the same shall be referred to arbitration or expert determination as the parties shall agree and in default of agreement by arbitration

6.	PROVISOS

6.1	Agreement and Declaration

PROVIDED THAT AND IT IS AGREED AND DECLARED as set out in this Clause 6;

6.2	Re-Entry

6.2.1	If:

6.2.1.1	the Rents (other than the Rent) or any other sums payable under this Lease are not paid within 21 days after they become due ; or

6.2.1.2	a Tenant’s Default occurs;

then the Landlord may re-enter the Premises and the Term will then end but without prejudice to any accrued claim of either party against the other;

6.3	Warranty concerning Use

The Landlord does not warrant that the Premises may be used for the Permitted Use without breaching any Law.

6.4	Landlord’s Estate

6.4.1	In this Clause 6.4 “Permitted Person” means the Landlord, any Group Company of the Landlord and anyone authorised by either of them.

6.4.2

Subject to Clause 4.4 and the rights granted in Schedule 1 a Permitted Person may at any time carry out any works to the Landlord’s Estate (excluding the Premises) and/or may use the Landlord’s Estate as the Landlord thinks fit in its reasonable discretion and the Permitted Person shall not be liable to the Tenant nor shall the Tenant object or make a claim for disturbance and inconvenience which results from the carrying out of those works in a reasonable manner or that use so long as any works are completed as soon as reasonably practicable PROVIDED THAT none of the developments alterations and/or rebuilding permitted by this Clause shall adversely affect the Permitted Use of the Premises.

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6.4.3

Subject to Clause 4.4 and the rights granted in Schedule 1 a Permitted Person may develop alter or re-build any part of the Landlord’s Estate whether or not this obstructs or interferes with light or air to the Premises PROVIDED THAT no machinery producing noise or vibration shall be placed by the Landlord on the roof of the Premises AND PROVIDED FURTHER THAT none of the developments alterations and/or rebuilding permitted by this Clause shall adversely affect the Permitted Use of the Premises.

6.4.4

The Tenant does not have and shall not acquire any easement right or privilege over the Landlord’s Estate except for those (if any) granted in Schedule 1 and section 62 of the Law of Property Act 1925 does not apply to this Lease.

6.5	Notices

The rules about serving notices in section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) apply to any notice given under this Lease (unless otherwise provided by statute) PROVIDED THAT so long as Moorfields Eye Hospital National Health Service Trust is the Tenant any notice shall be served on it at its address contained in this Lease and marked for the attention of the Chief Executive or at such other address or to such other officer as is notified in writing by the Tenant to the Landlord from time to time.

6.6	Understanding and Representations

6.6.1	This Lease and the Development Agreement embody the entire understanding of the parties.

6.6.2	The Tenant acknowledges that it has not entered into this Lease relying wholly or partly on any statement or representation made by or on behalf of the Landlord unless the statement:

6.6.3	was not capable of verification by search or enquiry of any statutory body; and

6.6.4	it was either made in this Lease or in the Development Agreement or in writing by the Landlord’s solicitors to the Tenant’s solicitors before its grant.

6.7	Concessions to Tenant

If the Landlord allows the Tenant to defer the payment of any monies due under this Lease, then those monies shall be deemed to fall due on the later date allowed by the Landlord instead of the date they were originally due.

6.8	Suspension of Services

The Landlord is entitled to suspend any services or Utilities to the Premises or to stop or divert any Conduits while it carries out inspections or repairs provided that reasonable prior written notice is given to the Tenant and provided further that no such suspension diversion or stopping up which has any material adverse effect on the Premises or any part thereof or on the use or enjoyment of or access to the same shall be effected unless it is unavoidable or avoidable only at a cost which the Landlord reasonably considers to be disproportionate and in any event the Landlord shall use all reasonable endeavours to minimise such material adverse effect and the Landlord shall ensure at all times that the Tenant has reasonable access and supply of services to and use of the Premises and that the Tenant’s enjoyment of the Premises is not unreasonably adversely affected.

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6.9	Exclusion of liability

So far as allowed by Law, the Landlord is not responsible to the Tenant for damage to the Premises or persons or property due to any neglect or default of any occupier of, visitor to or person working in the Premises or any statutory authority or the state or condition of the Premises save where due to the Landlord’s negligence or breach of the Landlord’s obligations in this Lease;

6.10	Disputes between Occupants

The Landlord’s Surveyor with the agreement of the Tenant may determine any dispute between the Tenant and any owner occupier or tenant of the Landlord’s Estate and the determination is conclusive and binding (save in the case of manifest error) on the Tenant.

6.11	Sale of Goods

6.11.1

The Tenant irrevocably appoints the Landlord as its agent to store or dispose of any items left by the Tenant or any other person at the Premises which are there more than 14 days after the end of the Term.

6.11.2

The Landlord after that time may store or dispose of those items as it thinks fit without Liability to the Tenant but will account to the Tenant for the proceeds of sale after deducting storage and sale costs.

7.	NEW TENANCY

This Lease is a new tenancy as defined in section 1 of the 1995 Act.

8.	EXCLUSION OF CONTRACTORS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall be entitled to enforce any provisions of this Lease who would not have been so entitled but for the enactment of the Contracts (Rights of Third Parties) Act 1999.

9.	STAMP DUTY

By virtue of Section 61(3) of the National Health Service and Community Care Act 1990 no stamp duty is payable by Moorfields Eye Hospital National Health Service Trust on the grant of this Lease.

10.	CHARITIES ACT 1993

The land of which the Premises forms part has been held by or in trust for the Landlord which is an exempt charity.

11.	AGREEMENT FOR LEASE

This Lease is granted pursuant to an agreement for lease contained in the Development Agreement.

This Lease is executed as a deed and delivered on the date set out at the beginning of this deed

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SCHEDULE 1

Rights Granted

1.	Free passage of Utilities through the Conduits from time to time jointly serving the Premises with the Landlord’s Estate and including any replacement of such Conduits

2.

Subject first to obtaining the written consent of the Landlord (not to be unreasonably withheld or delayed) the right to enter the Landlord’s Estate to construct and lay new Conduits along routes previously agreed by the Landlord (such agreement not to be unreasonably withheld or delayed) and to connect into the Conduits on the Landlord’s Estate provided the same have sufficient capacity and all such new Conduits exclusively serving the Premises shall become part of the Premises

3.

The right subject to complying with all reasonable requirements of the Landlord at reasonable times and on reasonable written notice (except in emergency which shall include any occasion on which the cavity drainage pump or waste water sump pump shall not be working) to enter through the Courtyard gate in Provost Street and down the fire escape stairwell in Block B for the purpose of access to and egress from the part of the Premises below Block B containing the cavity drainage pump and the waste water sump pump to repair maintain replace or renew the said plant and machinery

4.	In the case of fire or other emergency the right to cross the fire escape stairwell in Block B and the Courtyard to exit through the gates to Britannia Walk or Provost Street

5.

Such rights of entry (subject to giving any necessary notice) only upon such parts of the Landlord’s Estate as are reasonably necessary for the proper performance of the tenant’s covenants herein contained and only in such circumstances where the work cannot reasonably be carried out from within the Premises

6.

The right to display on any noticeboard provided for the purpose by the Landlord in the Common Parts a sign stating the name and business of the Tenant and the location of the Tenant within the Landlord’s Estate the style and size of such sign to be approved by the Landlord (such approval not to be unreasonably withheld)

7.	The right of support shelter and protection for the Premises by and from the remainder of the Landlord’s Estate

8.

Subject to the provisions of Clause 4.2.3 the right at all reasonable times on reasonable prior notice (save in an emergency) to enter onto the remainder of the Landlord’s Estate in order to carry out any works referred to in Clause 4.2.3

9.

The right at all times to the free flow of air to the Premises through the louvres of the Fresh Air Inlet and the louvres of the Service Tower and the right to alter remove or replace the said louvres in the Service Tower and to enter on to such parts of the Landlord’s Estate as are reasonably necessary in order to exercise such right which right, if exercised, shall redesignate the new louvres as part of the Premises and shall remove them from designation as part of the Structure

10.

The right with the consent of the Landlord not to be unreasonably withheld or delayed to use the Structure to affix and secure furniture plant machinery and equipment and other matters to the Premises including without limitation to drill into the Structure and leave bolts screws and other securing items in the Structure but not so as to in any way adversely alter or affect the structural integrity of the Structure including the right to enter on to such parts of the Landlord’s Estate as are reasonably necessary in order to exercise this right in such circumstances where the work cannot reasonably be carried out from within the Premises PROVIDED THAT no such consent shall be required in the case of drilling bolts screws and other securing items into the Structure which do not exceed 100mm in depth

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11.

Such temporary rights of entry and exit (subject to giving reasonable notice to the Landlord) into and through the Landlord’s Car Park to the Premises for the purposes of carrying out the Tenant’s Works (as defined in the Development Agreement) until the completion of the Car Park Closure Works (as defined in the Development Agreement).

12.

Such rights of entry (subject to giving reasonable notice to the Landlord and having complied with all reasonable requirements of the Landlord as to security of the Landlord’s Estate, working hours and working practices as are notified to the Tenant in writing within five working days of such notice) onto or through the immediately adjacent parts of the Landlord’s Estate to the Service Tower to complete the Remaining Tower Works (as defined in the Development Agreement) in the event that the Building Contractor (as therein defined) has abandoned the Remaining Tower Works which it shall have deemed to have done if it has failed to complete the Remaining Tower Works by a date three months after the Date for Completion of the Remaining Tower Works (as therein defined).

Rights of entry in this Schedule for the purposes of carrying out works are exercisable on reasonable written notice to the Landlord (save in the event of emergency when no notice shall be required and the Trust may break and enter as necessary) and are on the basis that the person exercising the right will make good any damage caused by the exercise of the right and will cause as little damage disturbance and interference as reasonably practicable to the Landlord’s Estate and the occupiers thereof and that the person exercising such rights indemnifies the Landlord in respect of all actions proceedings costs claims losses and demands and any liability arising in any way directly or indirectly as a result of the exercise of these rights.

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SCHEDULE 2

Rights Excepted and Reserved

1.	To enter upon the Premises at any time and do any of the following:

1.1	inspect them;

1.2	comply with any Law relating to them;

1.3	comply with any obligation in this Lease a superior lease or a mortgage;

1.4	remedy a Tenant’s Default;

1.5	build into any structures bounding or forming part of the Premises;

1.6

inspect construct lay clean add to repair alter or carry out any other works to any remaining parts of the Landlord’s Estate or any Conduits not comprised in the Premises provided that no alterations or other works shall have a permanent material adverse affect on the Conduits jointly serving the Premises and the Landlord’s Estate and the Premises;

1.7	make connection to any Conduits within the Premises which jointly serve the Premises and the Landlord’s Estate and after that use them

1.8

divert remove relay alter or carry out any other works to Conduits exclusively serving the Premises but which lie or run outside the Premises provided that no such works shall have a permanent material adverse affect on the use ad enjoyment of the Premises for the Permitted Use

2.	The free and uninterrupted passage and running of all Utilities through and along the Conduits from time to time within the Premises

3.	Subject to the rights granted in Schedule 1 and Clause 4.4.2 all rights of light or air now subsisting or which might (but for this exception and reservation) be acquired over the Landlord’s Estate

4.	The rights of support shelter and protection for the Landlord’s Estate by and from the Premises

Rights of entry in this Schedule for the purposes of carrying out of works are exercisable on reasonable prior written notice to the Tenant (save in the case of emergency) and all rights of entry in this Schedule are on the basis that the person exercising the right will make good any damage caused to the Premises caused by the exercise of the right and will cause as little damage disturbance and interference as reasonably practicable to the Premises and the Tenant’s business and the person exercising such rights indemnifies the Tenant in respect of all actions proceedings costs claims losses and demands and any liability arising in any way directly or indirectly as a result of the exercise of those rights.

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SCHEDULE 3

Encumbrances

1.

The matters referred to at entries 2,4, and 6 of the Proprietorship Register and entries 1, 2 and 3 of the Charges Register of title number EGL 249920 as evidenced by Office Copy Entries dated 29 June 2000 annexed hereto

2.	The deed of covenant made between National Car Parks Limited (1) the Landlord (2)

3.	An agreement dated 4 July 2000 made between London Borough of Hackney (1) and the Landlord (2) pursuant to S106 of the Town and Country Planning Act 1990

4.	A lease to be made between the Landlord (1) and Propylion Limited (2) of part of the Landlord’s Estate comprising Block A in the form of the draft annexed hereto

5.	A lease to be made between the Landlord (1) and J F Miller Properties Limited (2) of part of the Landlord’s Estate comprising Block H in the form of the draft annexed hereto

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SCHEDULE 4

Landlord’s expenses and outgoings and other heads of expenditure in respect of which the Tenant is to pay a contribution by way of service charge

The reasonable and proper costs incurred by the Landlord or those managing the Landlord’s Estate on the Landlord’s behalf of:

Part I

The Structure

1.	repairing maintaining replacing and where necessary renewing the Structure to a reasonable standard and (as appropriate) decorating the Structure to a reasonable standard

Part II

The Courtyard

1.	repairing and maintaining the Courtyard to a reasonable standard and keeping the same clean, tidy and landscaped and when necessary lighted

2.	complying with planning requirements in respect of the landscaping in the Courtyard

3.	providing such security and fire detector alarm prevention and fighting equipment and services for the Courtyard as the Landlord in its reasonable discretion considers necessary

Part III

The Common Parts (excluding the Courtyard)

1.

operating inspecting and maintaining in reasonable working order and condition and repairing replacing (or renewing where necessary) all Conduits plant and machinery from time to time in or serving the Premises jointly with the remaining parts of the Landlord’s Estate (other than those Conduits plant and machinery within the definition of the Premises)

Part IV

The Landlord’s Estate

1.

all business rates and water charges and any other existing or future rates taxes duties charges assessments impositions and outgoings payable in respect of the Structure, the Courtyard and the Common Parts (excluding the Courtyard)

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2.	procuring a supply of water sewerage and electricity to the Structure, the Courtyard and the Common Parts (excluding the Courtyard)

3.	providing noticeboards and signs in the Courtyard

4.

carrying out any other work or providing any other service which the Landlord shall in its reasonable discretion consider appropriate for the benefit of the Landlord’s Estate its facilities and amenities and the tenants of the Landlord’s Estate or any of them or visitors thereto provided that such work or service directly benefits the Premises

5.	complying with its insurance obligations set out in Clause 5 of this Lease

6.

the reasonable and proper fees of accountants surveyors engineers solicitors and other professionals in connection with the carrying out of any work and the provision of services and the administration of the Service Charge

7.

the reasonable and proper fees of any agents retained to manage the Landlord’s Estate (or if no such managing agents are retained the equivalent thereof in respect of the provision of such management by the Landlord) or (at the discretion of the Landlord) ten per cent of the cost of providing the services and paying the expenses referred to in this Schedule (excluding this paragraph)

8.

the reasonable and proper cost (including interest commission and banking charges) of borrowing any necessary sums in connection with the provision of the services or the payment of the expenses referred to in this Schedule

PROVIDED THAT in providing the services mentioned in this Schedule the Landlord shall observe the requirements and recommendations of the Best Value legislation and guidance promoted by the Housing Corporation

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SIGNATURE PAGE

Executed as a Deed by Moorfields Eye Hospital

National Health Service Trust whose corporate

common seal was hereunto affixed in the presence of:-

Authorised Signatory:

Authorised Signatory:

THE COMMON SEAL of ISLINGTON &	)
SHOREDITCH LIMITED was hereunto affixed in	)
the presence of:	)

Authorised Signatory:

Signatory:

Page 36

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